AGREEMENT AND PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION dated November 6, 1995 (the "Agreement"), between DREYFUS GLOBAL GROWTH, L.P., a Delaware limited partnership having an office at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 (the "Partnership"), and DREYFUS GLOBAL GROWTH FUND, a Massachusetts business trust having an office at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 (the "Fund").
     WHEREAS, the Managing General Partners of the Partnership and the Board of Trustees of the Fund have determined that it is in the best interests of the Partnership and the Fund, respectively, that the assets of the Partnership be acquired by the Fund pursuant to this Agreement and in accordance with the applicable statutes of the State of Delaware and The Commonwealth of Massachusetts; and
     WHEREAS, the parties desire to enter into a plan of exchange pursuant to Section 351 of the Internal Revenue Code:
     NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:
    1.   PLAN OF EXCHANGE

         (a) Subject to the requisite approval of the partners of the Partnership, including the general partners (collectively, the "Partners"), and to the terms and conditions contained herein, on the Exchange Date (as defined herein) the Partnership shall assign, transfer and convey to the Fund, and the Fund shall acquire all of the assets of the Partnership, including all securities and cash (subject to liabilities), for shares of beneficial interest of the Fund, par value $.001 per share (the "Fund Shares"), and, to the extent necessary, a fractional Fund Share, to be issued by the Fund, having an aggregate net asset value equal to the value of the net assets of the Partnership acquired. The value of the Partnership's assets to be acquired by the Fund and the net asset value per share of the Fund Shares shall be determined, as of the Exchange Date, in accordance with the procedures for determining the value of the Fund's assets set forth in the Fund's Agreement and Declaration of Trust and in the then-current prospectus and statement of additional information that forms part of the Partnership's Registration Statement on Form N-1A. In lieu of delivering certificates for the Fund Shares, the Fund shall credit the Fund Shares to the Partnership's account on the share record books of the Fund and shall deliver a confirmation thereof to the Partnership. The Partnership shall then deliver written instructions to the Fund's transfer agent to establish accounts for the Partners on the share record books of the Fund.
         (b) Delivery of the assets of the Partnership to be transferred shall be made not later than the next business day following the Exchange Date. Assets transferred shall be delivered to The Bank of New York, 90 Washington Street, New York, New York, the Fund's custodian (the "Custodian"), for the account of the Fund, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Fund free and clear of all liens, encumbrances, rights, restrictions and claims. All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Fund.
         (c) The Partnership will pay or cause to be paid to the Fund any interest received on or after the Exchange Date with respect to assets transferred to the Fund hereunder. The Partnership will transfer to the Fund any distributions, rights or other assets received by the Partnership after the Exchange Date as distributions on or with respect to the securities transferred. Such assets shall be deemed included in assets transferred to the Fund on the Exchange Date and shall not be separately valued.
         (d) The Exchange Date shall be December 31, 1995, or such earlier or later date as may be mutually agreed upon by the parties.
         (e) As soon as practicable after the Exchange Date, the Partnership shall distribute all Fund Shares received by it among the Partners in proportion to the number of partnership interests each Partner holds in the Partnership (the "Partnership Interests"), and thereafter will dissolve.
    2.   THE PARTNERSHIP'S REPRESENTATIONS AND WARRANTIES.
         2.1. The Partnership represents and warrants to and agrees with the Fund as follows:
              (a) The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has power to own all of its properties and assets and, subject to the approval of the Partners, to carry out this Agreement.
              (b)  The Partnership is registered under the
Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, non-diversified, management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
              (c) Except as shown on the financial statements of the Partnership for the period ended December 31, 1994 and as incurred in the ordinary course of the Partnership's business since December 31, 1994 the Partnership has no known liabilities of a material amount, contingent or otherwise, and there are no material legal, administrative or other proceedings pending or threatened against the Partnership.
              (d) On the Exchange Date, the Partnership will have full right, power and authority to sell, assign, transfer and deliver the assets to be transferred by it hereunder.
    3.   THE FUND'S REPRESENTATIONS AND WARRANTIES.
         The Fund represents and warrants to and agrees with the Partnership as follows:
              (a) The Fund is a business trust duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has power to carry on its business as it is now being conducted and to carry out this Agreement.
              (b) The Fund is registered under the 1940 Act as an open-end, non-diversified, management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
              (c) Except as shown on the balance sheet of the Fund included as part of its Registration Statement on Form N-1A and as incurred in the ordinary course of the Fund's business since the date of such balance sheet, the Fund has no known liabilities of a material amount, contingent or otherwise, and there are no material legal, administrative or other proceedings pending or threatened against the Fund.
              (d) At the Exchange Date, the Fund Shares to be issued to the Partnership (the only Fund Shares to be issued as of the Exchange Date, except for the initial capital of the
Fund) will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and non-assessable by the Fund. No Fund shareholder will have any preemptive right of subscription or purchase in respect thereof.
    4.   THE FUND'S CONDITIONS PRECEDENT.
         The obligations of the Fund hereunder shall be subject to the following conditions:
              (a) The Partnership shall have furnished to the Fund a statement of the Partnership's assets, including a list of securities owned by the Partnership with their respective tax costs and values determined as provided in Section 1 hereof, all as of the Exchange Date.
              (b) As of the Exchange Date, all representations and warranties of the Partnership made in this Agreement shall be true and correct as if made at and as of such date, and the Partnership shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date.
              (c)  A vote approving this Agreement and the
transactions and exchange contemplated hereby shall have been adopted by the holders of at least a majority of the outstanding Partnership Interests entitled to vote and the Partners shall have voted at such meeting (by voting in favor of the Agreement and the exchange contemplated hereby) to direct the Partnership to vote, and the Partnership shall have voted by or on the Exchange Date, as sole shareholder of the Fund to:
              (1) elect Gordon J. Davis, Joseph S. DiMartino, David P. Feldman, Lynn Martin, Eugene McCarthy, Daniel Rose, Sander Vanocur, Anne Wexler and Rex Wilder as Trustees of the Fund;
              (2) approve a Management Agreement between the Fund and The Dreyfus Corporation, substantially in the form attached to the Partnership's proxy materials; and
              (3) ratify the selection of Ernst & Young LLP as the Fund's independent auditors.
    5.   THE PARTNERSHIP'S CONDITIONS PRECEDENT.

         The obligations of the Partnership hereunder shall be subject to the condition that as of the Exchange Date all representations and warranties of the Fund made in this Agreement shall be true and correct as if made at and as of such date, and that the Fund shall have complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date.
    6. THE FUND'S AND THE PARTNERSHIP'S CONDITIONS PRECEDENT. The obligations of both the Fund and the Partnership hereunder shall be subject to the following conditions:
              (a)  This Agreement and the transactions
contemplated hereby shall have been approved by the affirmative vote of at least a majority of the Partnership Interests as of the close of business on December 31, 1995, or such earlier or later date as may be mutually agreed upon by the parties.
              (b) There shall not be any material litigation pending with respect to the matters contemplated by this Agreement.
    7.   TERMINATION OF AGREEMENT.
         This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Managing General Partners of the Partnership or the Board of Trustees of the Fund, at any time prior to the Exchange Date (and notwithstanding any vote of the Partners) if circumstances should develop that, in the opinion of either the Managing General Partners or the Board of Trustees, make proceeding with this Agreement inadvisable.
         If this Agreement is terminated and the exchange contemplated hereby is abandoned pursuant to the provisions of this Section 7, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the trustees, officers or shareholders of the Fund or the Partners or officers of the Partnership, in respect of this Agreement.
    8.   WAIVER.
         At any time prior to the Exchange Date, any of the foregoing conditions may be waived by the Managing General Partners of the Partnership, or the Board of Trustees of the Fund, if, in the judgment of the waiving party, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the Partners or the shareholders of the Fund, as the case may be.
    9.   NO SURVIVAL OF REPRESENTATIONS.
         None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.
    10.  GOVERNING LAW.
         This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement, in the case of the Partnership, shall be governed and construed in accordance with the internal laws of the State of Delaware and, in the case of the Fund, shall be governed and construed in accordance with the internal laws of The Commonwealth of Massachusetts, in each case without giving effect to principles of conflict of laws.
    11.  COUNTERPARTS.
         This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.
    12.  LIMITATION OF LIABILITY.
              (a) The names "Dreyfus Global Growth Fund" and "Trustees of Dreyfus Global Growth Fund" refer, respectively, to the Fund and the Trustees of such Fund, as trustees but not individually or personally, acting from time to time under the Fund's Declaration of Trust, a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Fund personally, but bind only the Fund's property, and all persons dealing with any class or series of shares of the Fund must look solely to the Fund's property belonging to such class or series for the enforcement of any claims against the Fund.
              (b) This Agreement is executed by one or more of the Partnership's Managing General Partners or officers on behalf of the Partnership and not individually, and the obligations of this Agreement are not binding upon any of them or upon any Partner individually but are binding only upon the assets and property of the Partnership.
              IN WITNESS WHEREOF, the Partnership and the Fund have caused this Agreement and Plan of Exchange to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.


                                     DREYFUS GLOBAL GROWTH, L.P.



ATTEST:                           By:



                                     DREYFUS GLOBAL GROWTH FUND



ATTEST:                           By: